Execution Copy	Exhibit 10.1

SEPARATION AGREEMENT AND COMPLETE RELEASE

This Separation Agreement and Complete Release this (“Agreement”) is made this 9th day of June 2011, by Daniel J. Churay (“Executive”) and Rex Energy Corporation and Rex Energy Operating Corp. (collectively, the “Company”). Reference is made to the Employment Agreement dated November 1, 2010 and effective as December 1, 2010 (the “Employment Agreement”), between Executive and the Company.

In consideration of the mutual agreements described below, the payments to Executive and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Executive and the Company agree as follows:

1.	Separation.

The Company has terminated Executive’s employment without Cause (as defined in the Employment Agreement) effective as of June 3, 2011 (the “Date of Termination”); Executive acknowledges the termination and agrees that the Company has given proper notice pursuant to the Employment Agreement. Executive shall receive the compensation and benefits that Executive received immediately prior to the Date of Termination through the Date of Termination. This includes reimbursement of any yet unreimbursed commuting expenses that Executive has incurred prior to the Date of Termination in anticipation of moving Executive’s residence to the Principal Place of Employment (as defined in the Employment Agreement) and any payments for tax gross ups at the federal income tax rate of 35%, the Pennsylvania state income rate of 3.07% and the Kansas state income tax rate of 6.45%, including and crediting of one state’s taxes against another and local income taxes, if any.

2.	Payments.

A.	The Company shall pay the Executive severance pay equal to $15,769.23 on a biweekly basis beginning on the Date of Termination and continuing through December 3, 2012, unless terminated earlier in accordance with this Section 2.A. The Company will make these separation payments on the Company’s regular pay cycle commencing on the first business day following the end of the six month period following the Date of Termination (the “Commencement Date”). The installments for the first six months (the period between the Date of Termination and the Commencement Date), will be made in one lump sum on the Commencement Date. Notwithstanding the foregoing in this Section 2.A, if the Executive is an employee or independent contractor of a subsequent employer after June 3, 2012, the separation payments shall immediately cease as of the later of June 3, 2012 or the date after June 3, 2012 on which the Executive begins providing services to a subsequent employer, and the Executive shall have no right to continued separation payments pursuant to this Section 2.A thereafter. The Executive agrees to notify the Company that he is providing services to a subsequent employer immediately upon commencement of such services. For purposes of this Agreement, the period during which the Executive receives severance pay pursuant to this Section 2.A shall be referred to as the “Separation Pay Period.”

Separation Agreement and Complete Release

B.	The Company shall pay the Executive a lump sum cash payment equal to the Executive’s annual cash bonus for 2011, prorated based on actual service in 2011. For this purpose, the annual bonus shall be calculated as the annual cash bonus that the Executive would have received had the Executive remained employed through the end of 2011, based on the Company’s achievement of the applicable performance goals, and multiplied by a fraction, the numerator of which is the number of days in 2011 before the Date of Termination and the denominator of which is 365. The bonus payment shall be paid when bonuses are paid to other executives participating in the Annual Incentive Plan and shall be calculated as if Executive achieved 100% of Executive’s personal objectives. The Company and Executive acknowledge that Executive’s annual bonus target percentage is 55% of $410,000 for the purposes of calculating this payment. Pursuant to Section 4(b)(ii) of the Employment Agreement, the Company shall continue to pay Executive on a monthly basis for the remainder of 2011 his guaranteed bonus, which shall be credited against the ultimate bonus paid pursuant to this Section 2.B.

C.	Executive will receive no further wages, bonuses or other similar payments from the Company, other than salary and perquisites through the Date of Termination and those other items that this Agreement provides.

D.	Executive and the Company agree that that the only outstanding Company options that the Company has granted to Executive in his capacity as an executive are as follows:

Grant Date	Number of Shares	Vesting Date	Strike Price
12/1/10	36,574	18,287 shares on 12/1/11	$12.30 per share

		18,287 shares on 12/1/12

Except as otherwise provided herein, the option set forth in the chart above (the “Executive Option”) shall continue to be governed by the applicable Nonqualified Stock Option Agreement and the 2007 Long-Term Incentive Plan. The Executive Option shall continue to vest under the Nonqualified Stock Option Agreement to the extent not already vested until the last day of the Separation Pay Period, which shall be deemed to be the last day of employment solely for the purpose of the Executive Option. On the last day of the Separation Pay Period, Executive shall be deemed “terminated” and have 90 days from the end of the Separation Pay Period in accordance with the Nonqualified Stock Option Agreement to exercise any unexercised Executive Option before it terminates in accordance with the Nonqualified Stock Option Agreement.

Separation Agreement and Complete Release

E.	Executive and the Company agree that the only outstanding Company options that the Company has granted to Executive in his capacity as a non-executive director are as follows:

Grant Date	Number of Shares	Vesting Date	Strike Price
11/7/07	25,000	All vested as of 11/7/10	$9.50 per share
5/7/09	15,347	5,115 shares as of 5/7/10 5,116 shares as of 5/7/11 5,116 shares as of 5/7/12	$5.04 per share
6/24/10	7,387	2,462 as of 6/24/11 2,462 as of 6/24/12 2,463 as of 6/24/13	$10.42 per share

The options set forth in the immediately preceding chart (the “Director Options”) shall continue to be governed by their respective Nonqualified Stock Option Agreements and the 2007 Long-Term Incentive Plan. The Director Options shall cease to vest as of June 3, 2011 and the vested Director Options will be exercisable for the 90-day period following June 3, 2011. The Company acknowledges that no federal or state income tax withholding is required for the Director Options.

F.	Executive and the Company agree that the only outstanding Company restricted stock that the Company has granted to Executive pursuant to Restricted Stock Award Agreements are as follows:

Grant Date	Number of Shares	Vesting Date
12/1/10	91,852	45,926 shares on 12/31/11 45,926 shares on 12/31/12

12/16/10	75,692	75,692 shares on 12/31/13

Except as otherwise provided herein, these shares of restricted stock shall be governed by the applicable Restricted Stock Award Agreement and the 2007 Long-

Separation Agreement and Complete Release

Term Incentive Plan. The performance period for the restricted stock granted to the Executive on December 1, 2010 ends on December 31, 2012. These shares of restricted stock shall continue to time vest under the Restricted Stock Award Agreement to the extent not already vested until the last day of the Separation Pay Period so that the restricted stock granted to the Executive on December 1, 2010 shall vest as of December 31, 2012 as to 50% of the shares of restricted stock that are calculated based on attainment of the applicable performance goals as of December 31, 2012. Executive acknowledges that the restrictions applicable to the restricted stock may not be lifted until the performance vesting is determined and the forfeiture provisions are calculated, in each case, in accordance with the applicable Restricted Stock Award Agreement.

G.	Other than the options described in Sections 2.D and 2.E, and the restricted stock described in Section 2.F, Executive acknowledges that Executive does not have any other rights to Company equity or long-term incentive payments that the Company has granted or may in the future grant to Executive.

H.	Executive understands that the Company will deduct federal and state withholding taxes and other deductions the Company is required by law to make (or which Executive has otherwise authorized) from payments (including cash and equity, other than upon exercise of the Director Options) to Executive pursuant to this Agreement.

3.	Benefits.

A.	Medical, Dental, Vision Benefits

During the 18-month period following the Date of Termination, the Company shall arrange to provide the Executive and his dependents medical, dental, health, vision and hospital insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination, as such benefit plans may be modified by the Company from time to time for similarly situated active executives (at no greater cost to the Executive than such cost to the Executive in effect immediately prior to the Date of Termination, or, if greater, the cost to similarly situated active executives of the Company under the applicable group health plans of the Company), provided that the Executive timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and pays the COBRA premiums for the full cost of the continued coverage. The Executive shall be responsible for paying the full COBRA cost of such coverage directly to the Company’s COBRA administrator, and the Company shall reimburse the Executive monthly for the amount equal to the Executive’s monthly COBRA cost, less the Executive portion of the premium that the Executive would have paid had the Executive continued employment with the Company; provided that reimbursement of the COBRA cost shall be discontinued prior to December 3, 2012 if the Executive elects to discontinue COBRA coverage, if the Executive fails to pay the applicable COBRA costs or in accordance with Section 3.C below. The COBRA reimbursement payments shall be paid monthly in accordance with the Company’s regular pay cycle on the first payroll date of each calendar month, beginning on the 60th day following the Date of Termination. The

Separation Agreement and Complete Release

first payment will include any missed COBRA reimbursements between the Date of Termination and the date of the first payment. The Executive understands and agrees that for purposes of determining any remaining period of the Executive’s COBRA continuation coverage after the end of the 18-month period following the Date of Termination, the Executive’s “qualifying event” shall be deemed to have occurred on the Date of Termination.

B.	On the Commencement Date, the Company shall pay the Executive $279.00, which represents the product of the monthly basic life insurance premium applicable to the Executive’s basic life insurance coverage immediately prior to the Date of Termination, multiplied by 18. The Executive may, at his option, convert his basic life insurance coverage to an individual policy after the Date of Termination by completing the forms required by the Company for this purpose.

C.	Subject to the Executive’s group health plan coverage continuation rights under COBRA, the benefits described in Sections 3.A and 3.B shall be reduced to the extent benefits of the same type are received by or made available to the Executive during such period, and reimbursements under Section 3.A shall cease if the Executive becomes eligible to receive benefits of the same type as described in Section 3.A. The Executive shall have the obligation to notify the Company that he is entitled to or receiving such benefits. The Company agrees that the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 3. Further, except as provided pursuant to Sections 2.A or 3.A above, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by the Executive to the Company.

D.	All Other Benefits

Other benefits to which Executive was covered prior to the Date of Termination (including pension, 401(k) and perquisite benefits) will be discontinued pursuant to eligibility requirements under the specific plan document for that benefit. Benefits that have COBRA continuation or conversion privileges will be provided to Executive for continuation at his cost pursuant to plan covenants. In all cases, the official plan document shall govern over any other verbal or written statement in regards to COBRA, continuation or conversion privileges.

E.	Vacation Pay

Within 30 days following the Date of Termination, the Company will pay Executive $22,077.44, which represents Executive’s accrued but unused vacation pay as of the Date of Termination.

F.	Holiday Pay

Eligibility for holiday pay will cease on the Date of Termination.

Separation Agreement and Complete Release

G.	The Executive and the Company agree that the timing and manner of payments under the Agreement are intended to be either exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury authorities (“Section 409A”) pursuant to an exception under Section 409A, or comply with the provisions of Section 409A. Accordingly, such payments should not be subject to additional taxation or interests applicable under Section 409A and shall be reported and administered as exempt from or compliant with Section 409A. Executive agrees that he is solely responsible for any taxes imposed on him with respect to the payments and benefits to be provided to Executive under this Agreement.

4.	Resignation as a Director.

In accordance with Section 6 of the Employment Agreement, Executive hereby resigns any office that Executive may have held as an officer or director of Rex Energy Corporation or any of its subsidiaries, effective as of the Date of Termination.

5.	Complete Release

In consideration of the separation pay and benefits continuation set forth in Sections 1-3 of this Agreement as well as the other benefits that this Agreement provides, Executive (on Executive’s own behalf and on behalf of Executive’s heirs and other legal representatives and assigns) releases the Company, its subsidiaries and affiliates, and the employees, officers, directors, representatives, attorneys and agents of any of them, and their respective successors, predecessors and assigns, from all legally waivable claims, charges, costs, attorney fees or demands Executive may have based on Executive’s employment with the Company or the cessation of that employment. This includes a release of any rights or claims Executive may have under the following (as each may be amended through the date of this Agreement):

A.	the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act, which (among other things) prohibit age discrimination in employment;

B.	the Civil Rights Acts of 1866 or 1871, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, which (among other things) prohibit discrimination in employment based on race, color, national origin, religion or sex;

C.	the Americans with Disabilities Act, which (among other things) prohibits discrimination in employment against qualified disabled individuals;

D.	the Equal Pay Act, which (among other things) prohibits paying men and woman unequal pay for equal work;

E.	the Pregnancy Discrimination Act,

F.	the Family and Medical Leave Act,

Separation Agreement and Complete Release

G.	the Employee Retirement Income Security Act,

H.	the National Labor Relations Act,

I.	the Labor Management Relations Act,

J.	the Sarbanes-Oxley Act of 2002,

K.	the Pennsylvania Wage Payment and Collection Law,

L.	the Pennsylvania Human Relations Act, or

M.	any other federal, state or local laws, rules or regulations prohibiting employment discrimination or regulating human or civil rights.

This also includes a release by Executive of any claims for wrongful discharge or any tort, contract or common law claims, including claims for past or future loss of pay or benefits, expenses, damages for pain and suffering, mental anguish or emotional distress damages, liquidated damages, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever. This release covers both claims that Executive knows about and those he may not know about. This Agreement does not affect Executive’s ability to file a charge with or participate in any investigation or proceeding by the Equal Employment Opportunity Commission, although Executive agrees and understands that he will not receive any personal relief from any such charge.

Executive waives any right he may have under any dispute resolution process of the Company to arbitrate the claims that Executive has released by entering into this Agreement. This release does not include, however, a release of the following:

(1)	Executive’s right, if any, to vested pension or retirement savings plan benefits under the Company’s standard programs, plans and policies;

(2)	Claims Executive may have against Company or its insurers for indemnification under corporate charters or by-laws, director and officer insurance, or other similar protection afforded Company officers or directors to provide them with protection from claims third parties may make.

(3)	Claims Executive may have against Company for failing to comply with any provision of this Agreement.

6.	No Future Lawsuits.

Executive promises never to file a lawsuit asserting any claims that are released in Section 6. If Executive or anyone else on Executive’s behalf files a lawsuit asserting any of these claims, Executive waives his right to receive any monetary award or

Separation Agreement and Complete Release

reinstatement as an employee of the Company. Executive agrees that this Agreement is a complete and total bar to his reemployment or to recovery of any money from the Company resulting from any lawsuit, charge or complaint raising any claims that are released in Section 6. Executive understands that he is not waiving the right to test the knowing and voluntary nature of this release agreement in court.

7.	Non-Admission of Liability.

The Company makes this Agreement to avoid the cost of defending against any possible lawsuit. By making this Agreement, the Company does not admit that it has done anything wrong.

8.	Non-Release of Future ADEA Claims.

This Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act or any other laws or statutes that arise after the date Executive signs this Agreement.

9.	Period for Review and Consideration of Agreement; Executive’s Right to Revoke Agreement.

Executive understands that Executive has up to 21 days to review and consider this Agreement. If Executive should elect to sign this Agreement in less than 21 days, Executive expressly waives Executive’s right to the full 21-day period to review and consider this Agreement. Executive further understands that Executive may revoke the Agreement at any time during the seven-day period following Executive’s signing of the Agreement. Executive further understands that, if Executive fails to sign the Agreement or revokes the Agreement, Company shall have no obligation to provide separation pay and benefit payments set forth in Sections 2-3 of this Agreement, as well as the other benefits described in this Agreement, to Executive. Revocation shall be in writing and shall be effective upon timely receipt by:

Rex Energy Corporation

Attention: General Counsel

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16802

10.	Consultation with Attorney.

Executive acknowledges that Company has afforded Executive an opportunity to engage and consult with legal counsel of Executive’s choosing in connection with the negotiation and entering into of this Agreement, and that he has, in fact, consulted with legal counsel prior to entering into this Agreement. The Company agrees to reimburse Executive up to $7,500 in connection with such a consultation.

11.	Restrictive Covenants and Harmful Statements.

Executive and the Company acknowledge and agree that Section 9 of the Employment Agreement shall remain in full force and effect following Executive’s termination of employment according to the terms of Section 9, including the expiration or termination provisions thereof, and that the terms thereof are hereby specifically incorporated herein and made part hereof. Executive and the Company agree that during the Restricted

Separation Agreement and Complete Release

Period (as defined in the Employment Agreement), Executive may work as an attorney at a law firm representing other oil and gas companies or oilfield service firms or work as an attorney for an oilfield services firm that is not in the business of exploration or production of oil or gas, provided in each case that such representation is not directly adverse to the Company’s interests.

12.	Binding Effect.

This Agreement is binding on the representatives, heirs, successors and assigns of Executive and the Company.

13.	Severability.

The provisions of this Agreement are severable, that is, if any part of it is found to be invalid or unenforceable, the other parts will remain valid and enforceable and shall be construed to the greatest extent possible to be enforceable as written.

14.	Return of Company Property.

Executive has returned or will immediately return to the Company all Company information and related reports, files, memoranda and records, computer disks or other storage media, physical or personal property which Executive was provided during his employment, including credit cards, card key passes, door and file keys, computers, cellular phone, pagers or leased vehicle. Executive has returned or will immediately return to the Company all items set forth in the immediately preceding sentence that Executive received or prepared or helped prepare in connection with his employment, and Executive has not retained or will not retain any copies, duplicates, reproductions or excerpts thereof.

23.	Executive’s Death

If Executive dies prior to receipt of the payments or benefits that this Agreement provides, Executive’s estate shall be entitled to receive any remaining payments or benefits to the extent that Sections 2-3 provide (and subject to the other terms and conditions of this Agreement), unless and to the extent Executive’s current or future beneficiary designation forms for those benefit plans that utilize such forms otherwise provide.

24.	Interpretation & Construction.

The headings of this Agreement are for convenience only and shall not affect the interpretation or construction of this Agreement. When used in this Agreement, unless the context expressly requires the contrary, references to the singular shall include the plural, and vice versa; references to the masculine shall include the feminine and neuter, and vice versa; references to “Sections” shall mean the sections and subsections of this Agreement; references to “including” mean “including, without limitation”; and references to the “parties” mean the Company and Executive and to a “party” mean either one of them.

25.	Summaries.

If there is any inconsistency between this Agreement and any summary of this Agreement, such as a summary provided in a document to Executive, the terms and conditions of this Agreement shall control and the summary shall not be used to interpret or construe this Agreement.

Separation Agreement and Complete Release

26.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law principles.

27.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

28.	Entire Agreement.

This is the entire Agreement between Executive and the Company and supersedes all prior understandings, whether oral or written, between the Company and Executive, other than any confidentiality, trade secret or non-competition agreements with Executive (including, without limitation, Section 9 of the Employment Agreement). Except with respect to Sections 9 and 10 of the Employment Agreement, the Employment Agreement shall terminate as of the Date of Termination. The Company has made no promises to Executive other than those in this Agreement.

Separation Agreement and Complete Release

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO THIS AGREEMENT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Agreed:
ATTEST:		Rex Energy Corporation

/s/ AMY CZEKAJ		/s/ THOMAS C. STABLEY
Name:	AMY CZEKAJ	Name: Thomas C. Stabley
Title:	Administrative Assistant	Title: Executive Vice President and Chief Financial Officer

Agreed:
ATTEST:		Rex Energy Operating Corp.

/s/ AMY CZEKAJ		/s/ THOMAS C. STABLEY
Name:	AMY CZEKAJ	Name: Thomas C. Stabley
Title:	Administrative Assistant	Title: Vice President and Treasurer

Daniel J. Churay

/s/ DANIEL J. CHURAY